Exhibit 10.1

SUMMARY OF 2004 PROVISIONS OF PINNACLE ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Pinnacle Entertainment, Inc. (“Pinnacle”) is in the process of extensively amending its Executive Deferred Compensation Plan (the “Plan”) to comply with the provisions of the American Jobs Creation Act of 2004 (the “New Law”), and to make certain other changes in the Plan. The amended terms of the Plan will apply to any deferrals of compensation that you now elect to make. This summary will explain some of the key elements of the amended Plan.

•	Original Provisions Of The Plan Continue In Effect For Old Deferrals. The provisions of the Plan before its amendment will remain in effect for any deferrals that were deducted from your salary and bonus in 2004 or in earlier years. Thus, for example, earnings on those deferred amounts will continue to be credited to you based on your investment choices under the original Plan. In addition, you may elect at any time to withdraw 90% of such previous deferred amounts and the earnings on those amounts, provided that you would forfeit the remaining 10% of those deferrals and earnings thereon. However, as described below, under the amended Plan the earnings on new deferrals will be calculated differently, and you will not be able to elect at any time to withdraw any part of new deferred amounts.

•	Effective Date Of New Plan Provisions. The amended Plan will apply to elections you are making now to defer your 2005 salary, the bonus that will be paid to you in early 2005, and the bonus that will be paid to you in early 2006. The amended Plan will also apply to any amounts the you elect to defer in December, 2006 and later years. The discussion below summarizes the provisions of the amended Plan.

•	How Much You Can Elect To Defer. You can elect now to defer (a) up to 75% of your 2005 salary, (b) up to 90% of the bonus you will receive in early 2005, and (c) up to 90% of the bonus you will receive in early 2006. The sum of the amounts you defer from all of these three categories must be at least $3,000.

•	Crediting Of Earnings. Amounts that you elect to defer under the amended Plan will be credited with interest at 3%. However, if you die, become disabled, or “Retire” (i.e., you work until you are 65, or until you are 55 and have completed five years of service with Pinnacle), your benefits will be recalculated with an interest rate of 10%. If your employment terminates for any other reason, the Plan’s Committee, in its sole discretion, may decide to use the 10% rate to determine the amount that has been credited to your account. To the extent permitted in IRS guidance under the New Law, on a change in control of Pinnacle you will receive an immediate payment of your deferred amounts with interest at the 10% rate. The Plan’s Committee has the discretion to change these rates as of the beginning of any year on a prospective basis.

•	Distributions Before Death, Disability, Retirement Or Other Termination Of Employment. You can elect to receive distributions under the amended Plan while you are still employed by Pinnacle under the following circumstances:

•	When you make your deferral election now for 2005, you can specify that a certain amount of your deferred salary or bonus (and earnings thereon) will be paid to you in one lump sum on January 15, 2007, or on any anniversary of that date (regardless of your age). You will be able to make a similar election with respect to the amounts you defer for each later year. If you die, become disabled, Retire, or your employment otherwise terminates before the date you have selected, your benefits will be paid under the provisions governing death, disability, Retirement or termination of employment.

•	You will be able to receive a distribution if you suffer a “financial emergency.” The New Law – and the amended Plan – have stringent standards for what constitutes a “financial emergency.”

•	To the extent permitted in IRS guidance under the New Law, on a change in control of Pinnacle you will receive an immediate payment of your deferred amounts with interest at the 10% rate.

•	As required by the New Law, you will not have the right to make a withdrawal at any time of 90% of the amounts deferred under the amended Plan (and earnings thereon). Note that such a provision will remain available for amounts you have deferred in previous years under the original Plan.

•	Distributions On Death, Disability, Retirement And Other Termination Of Employment. The following summarizes how distributions will be made under the amended Plan on your death, disability, Retirement or other termination of employment:

•	If your total benefit is less than $50,000, distribution will be made in one lump sum.

•	If your total benefit is $50,000 or more, you may elect now to have your benefit paid in one of the following forms:

Retirement – lump sum, or annual installments over

10 or 15 years.

Death, disability or other termination of employment – lump

sum, or annual installments over five years.

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In general, you must make your election of a form of benefit payment now. The New Law limits your ability to change the election once it is made. You can change your election of the form of distribution, or delay payment of your Retirement benefit until your 75th birthday, but a change is effective only if (i) it does not accelerate distribution of any benefits, (ii) you submitted it to the Plan’s Committee at least 13 months before you would otherwise have received payment, and (iii) the change delays the first payment of benefits for at least five years.

•	If you are a “key employee” (generally, you are an officer of Pinnacle who earns more than $135,000 per year), your benefit distributions cannot begin within six months after your separation from service (or, if earlier, the date of your death).

•	Taxes. Federal and state income taxes will be payable on deferred amounts and earnings thereon only when you ultimately receive them, not when they are deferred. FICA and FUTA taxes, however, will be payable at the time of deferral.

•	Your Rights Are Limited. As with all non-qualified deferred compensation plans, your rights against Pinnacle to receive the deferred amounts are limited to the rights of an unsecured general creditor. Pinnacle’s obligation to pay you benefits under the Plan is not backed by any security interest in Pinnacle’s assets to assure payment of the deferred amounts.

•	This Is Only A Summary. Pinnacle’s lawyers are drafting the plan document of the amended Plan, which will contain detailed provisions that will govern your rights. Pinnacle hopes that this summary will assist you, but it is subject in all respects to the terms of the Plan itself as reflected in the actual amended Plan document.